EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I
(Form Type)

Destiny Alternative Fund (TEI) LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,059,000	(1)	$0.00014760	$-	(2)
Fees Previously Paid	-			-
Total Transaction Valuation	$1,059,000
Total Fees Due for Filing				$-
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$-

(1) Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 9,172 Units (approximately 5.00% of the net assets of the Fund as of March 31, 2024) based on a net asset value per Unit as of close of business on March 31, 2024 of $115.46.

Table 2 – Fee Offset
Claims and Sources(2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-93827		5/29/2024	$156.31
Fee Offset Sources	Destiny Alternative Fund LLC	SC TO-I	005-93827		5/29/2024		$248.12

(2) Issuer is a feeder fund in a master-feeder structure and invests substantially all of its assets in Destiny Alternative Fund LLC (the “Master Fund”). All Units repurchased from investors of the Issuer by the Issuer, if any, will have corresponding repurchases of limited liability company interests of the Master Fund from the Issuer. The Master Fund pays tender offer registration fees for its corresponding tender offer, which is also subject to Rule 13e-4. Issuer avails itself of SEC staff no-action relief applicable to feeder -funds for fees on shares they offer to repurchase from the public. See Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC, SEC No-Action Letter (pub. avail. April 19, 2017).

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